                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is made and entered into as of the 21st day of December, 2000 by and between Deere Park Capital, L.L.C. Inc., an Illinois limited liability company ("Seller"), and Frank J. Fradella ("Fradella").

                                R E C I T A L S:

     A. Seller is the beneficial owner of 7,175,858 shares (the "Shares") of common stock of US Industrial Services, Inc., a Delaware corporation ("USIS"), and the owner of record of 6,975,858 of the Shares.

     B. Fradella desires to purchase from Seller, and Seller desires to sell to Fradella, 3,587,929 of the Shares (the "Purchased Shares"), on the terms and subject to the conditions contained herein.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T:

     1. Acquisition of Purchased Shares. In consideration for payment of the Purchase Price (as hereinafter defined), Fradella hereby purchases from Seller, and Seller hereby transfers and conveys to Fradella, the Purchased Shares, free and clear of all liens and encumbrances except restrictions on transfer imposed by applicable federal and state securities laws ("Securities Laws").

     2. Purchase Price. The purchase price for the Purchased Shares is $1,150,000 (the "Purchase Price"). The Purchase Price shall be paid in full by Fradella in cash or immediately available funds upon execution of this Agreement.

     3.   Option to Acquire Additional Shares.

          (a) Seller hereby grants Fradella an option (the "Option"), exercisable for a period of six (6) months from the date hereof (the "Exercise Period"), to purchase an additional 3,337,929 of the Shares (the "Option Shares") for $2,300,000. In order to exercise the Option, prior to expiration or termination of the Exercise Period, Fradella shall provide Seller with written notice of his desire to exercise the Option, and shall pay Seller $2,300,000 in cash or immediately available funds (the "Exercise Price"). Upon timely receipt of said notice and timely payment of the Exercise Price, the Option Shares shall be transferred by Seller to Fradella, free and clear of all liens and encumbrances except restrictions on transfer imposed by Securities Laws.

          (b) Until expiration or termination of the Exercise Period, the number of shares subject to the Option shall be adjusted in the event of stock splits, reverse stock splits, stock dividends, etc.

     4.   Termination of Option.

     (a) Notwithstanding anything to the contrary contained herein, in the event (i) Fradella does not vote the Purchased Shares with Seller on any matter concerning USIS, or (ii) Fradella and any person designated by him as a director of USIS do not cast their votes as directors of USIS with the USIS directors designated by Seller ((i) and (ii) shall be hereinafter referred to as a "Management Dispute"), Seller shall provide Fradella with written notice that a Management Dispute has occurred, and unless Fradella pays the Exercise Price to Seller within ten (10) days after the date of such notice, the Option shall be null and void and of no further force and effect.

     (b) Notwithstanding anything to the contrary contained herein, in the event USIS acquires positive working capital in an amount equal to or greater than $2,300,000, unless Fradella has exercised the Option and paid Seller the Exercise Price within thirty (30) days after the date USIS acquires such positive working capital balance, the Option shall terminate and be null and void and of no further force and effect.

     5. Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants and covenants to Fradella and Fradella as follows:

          (a) Seller has full corporate power and authority to execute, deliver and perform this Agreement.

          (b) This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against it in accordance with its terms.

          (c) Seller is the beneficial and record owner of the Purchased Shares, and pursuant to this Agreement, Seller shall transfer to Fradella good and marketable title to the Purchased Shares free and clear of all liens and encumbrances except restrictions on transfer imposed by Securities Laws. The delivery to Fradella of the stock certificate representing the Purchased Shares and the payment of the Purchase Price will transfer to Fradella record ownership of and good and valid title to the Purchased Shares, free and clear of all liens and encumbrances except restrictions on transfer imposed by Securities Laws.

          (d) Seller is the beneficial and record owner of the Option Shares, and upon timely exercise of the Option and timely payment of the Exercise Price, Seller shall deliver to Fradella good and marketable title to the Option Shares free and clear of all liens and encumbrances except restrictions on transfer imposed by Securities Laws. Upon timely exercise of the Option and timely payment of the Exercise Price, the delivery to Fradella of the stock certificate representing the Option Shares will transfer to Fradella record ownership of and good and valid title to the Option Shares, free and clear of all liens and encumbrances except restrictions on transfer imposed by Securities Laws.

          (e) Until expiration or termination of the Exercise Period, Seller shall vote all shares of USIS owned by it in favor of a four member board of directors of USIS comprised of two designees of Fradella, and two designees of Seller; provided, however, that in the event the Option is exercised by Fradella in a timely manner,
     (i) Fradella shall be entitled to designate all members of the USIS board of directors, and (ii) upon the request of Fradella, Seller's designees on the USIS board of directors shall resign their positions as board members.

          (f) Attached hereto as Exhibit A is a letter dated October 27, 2000 from Michael T. Perlberg, counsel to Kenny Industrial Services, L.L.C. ("Kenny"), to USIS and Atnam Enterprises, Inc. ("Atnam") regarding purported claims of Kenny against USIS and Atnam, and attached hereto as Exhibit B is a letter dated November 10, 2000 from Michael S. Etkin, counsel to American Eco Corporation and its subsidiaries, to Fradella regarding purported claims of American Eco against USIS (collectively, the "American Eco and Kenny Claims"). Other than the American Eco and Kenny Claims, the Seller has not received notice from any third party regarding any claims against USIS; provided, however, that Seller is aware of certain accrued liabilities of USIS (e.g., unpaid franchise taxes in the state of Delaware). Fradella hereby acknowledges that he has conducted a due diligence investigation regarding the accrued liabilities of USIS, and that Seller makes no representation or warranty with respect to such liabilities.

          (g) Until expiration or termination of the Exercise Period, Seller will not sell transfer, hypothecate, pledge, gift, grant an option to sell or other dispose of (any of the foregoing, a "Transfer") all or any of the Shares or enter into an agreement with respect to any such Transfer.

     6. Representations, Warranties and Covenants of Fradella. Fradella hereby represents, warrants and covenants to Seller as follows:

          (a) Fradella has full power and authority to execute, deliver and perform this Agreement.

          (b) This Agreement has been duly executed and delivered by Fradella, and constitutes the legal, valid and binding obligation of Fradella enforceable against him in accordance with its terms.

          (c) Until expiration or termination of the Exercise Period, Fradella shall vote all shares of USIS owned by him in favor of a four member board of directors of USIS comprised of two designees of Fradella, and two designees of Seller.

          (d) Until expiration or termination of the Exercise Period, Fradella will not Transfer any shares of USIS stock or enter into an agreement regarding any such Transfer; provided, however, that Fradella may Transfer some or all of the Purchased Shares to one or more parties in a private transaction, so long as each transferee agrees in writing that until expiration or termination of the Exercise Period, such transferee shall vote all shares of USIS owned thereby in favor of a four member board of directors of USIS comprised of two designees of Fradella, and two designees of Seller.

     7. Regulatory Filings. Each party hereto shall be responsible for preparation of any regulatory filings required in connection with the transactions contemplated hereby, including, without limitation, filings with the Securities and Exchange Commission.

     8.   Miscellaneous

          (a) Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally, (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid, and (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case addressed as follows:

          If to Fradella:
          --------------

               Frank J. Fradella
               243 Evangeline Drive
               Mandeville, LA 70471

          If to Seller:
          ------------

               Deere Park Capital, L.L.C.
               40 Skokie Boulevard
               Suite 110
               Northbrook, Illinois  60062
               Attn:  Doug Gerrard
                      Chairman and CEO
               Phone: (847) 509-8500
               Facsimile: (847) 509-8529

          or to such other address or addresses as may hereafter be specified by notice given by either of the above to the other.

          (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto and their successors and assigns any right, remedy or claim under or by reason of this Agreement.

          (c) Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

          (d) Interpretation. Headings to sections herein are inserted for convenience of reference only and are not intended to affect the interpretation of this Agreement.

          (e) Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois. Any litigation between the parties which arises out of this Agreement shall be instituted and prosecuted only in the appropriate state or federal court or other tribunal situated in the State of Illinois. Each party hereto hereby submits to the exclusive jurisdiction of such courts and tribunals for purposes of any such action and the enforcement of any judgment or order arising therefrom. Each party hereto hereby waives any right to a change of venue and any and all objections to the jurisdiction of the state and federal courts and other tribunals located in the State of Illinois.

          (g) Incorporation of Recitals. The recitals set forth on page 1 hereof are hereby incorporated into this Agreement as if fully re-written.

          (h) Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but both of which together shall be considered one and the same agreement, and shall become binding when both counterparts have been signed by each of the parties hereto.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                        DEERE PARK CAPITAL, L.L.C.


                                        By:  /s/ DOUGLAS GERRARD
                                           ----------------------------------
                                        Its:        CEO
                                            ---------------------------------

                                        /s/ FRANK J. FRADELLA
                                        -------------------------------------
                                        Frank J. Fradella